EXHIBIT A

                        CITIZENS COMMUNITY BANCORP, INC.
                          2000 STOCK REPURCHASE PROGRAM

         On January 20, 2000, the Board of Directors ("Board") of Citizens Community Bancorp, Inc. ("CCBI") authorized management to establish a Stock Repurchase Program ("Repurchase Program"), whereby CCBI will be able to purchase shares of CCBI's common stock in the open market, as such shares become available. The following Stock Purchase Program sets forth the terms and parameters established by the Board of Directors.

General

         Citizens Community Bancorp, Inc. CCBI is a bank holding company and parent company of Citizens Community Bank of Florida, a state-chartered bank located in Collier County, Florida. CCBI has two wholly-owned non-bank subsidiaries, Citizens Financial Corp. (which originates for sale in the secondary market, construction loans, bridge loans, mini perm loans and permanent loans on all major property types), and CCB Mortgage corporation (a licensed mortgage brokerage business). CCBI and Citizens Community Bank of Florida, Citizens Financial Corp. and CCB Mortgage Corporation are collectively referred to herein as the "Company".

         At December 31, 1999, the Company had consolidated total assets of $122,192,690 (unaudited) and $17,983,627 in stockholders' equity (unaudited). The Company had net earnings of $615,259 (unaudited) for 1999.


Purpose

         The Board and management have examined the potential impact of the Repurchase Program on CCBI's earnings per share, book value and return on equity. The Company's consolidated earnings have steadily increased since commencement of business on March 8, 1996, and the Company has no reason to believe that such trends will not continue. The Company believes it will continue to generate capital through retained earnings in an amount which will significantly exceed its requirement for any planned growth or expansion plans. To enhance CCBI's return on equity, it is the opinion of the Board of Directors and management that the surplus capital of the Company should be used to repurchase CCBI's outstanding shares. The intent of the Repurchase Program is to further enhance the liquidity of CCBI's common stock. The current market for bank stocks in general have created an opportunity for CCBI to repurchase its stock at an attractive price. The Repurchase Program is being offered to all of CCBI's shareholders. The Board of Directors and management believe that the Repurchase Program will assist CCBI in its plan to remain a strong, independent Florida financial institution, while creating value for CCBI's shareholders.


Stock Repurchase Program

         The repurchase of shares by CCBI is subject to the Florida Business Corporation Act (Section 607.0631, Florida Statutes); the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, specifically Rule 10b-18; and the Bank Holding Company Act of 1956, and the rules and regulations promulgated thereunder. Based upon CCBI's earnings for the year ended December 31, 1999, and on the projected earnings for 2000, and after considering the Company's current working capital requirements, CCBI intends to initially invest up to a maximum of $200,000 under the terms of this Repurchase Program.



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         The  Repurchase  Program  will be conducted  pursuant to the  following terms and conditions:


         1. As of the effective date of the Repurchase Program, 8,000,000 shares of common stock were authorized, with 3,486,767 shares issued and outstanding.

         2.    The  common  stock  to  be   purchased   is  currently   held  by
               approximately 900 shareholders.

         3. CCBI is not in the process of conducting a public or private offering of its common stock. Purchases under the Repurchase Program will be suspended at any time the CCBI is engaged in a public or private offering, or a tender offer.

         4.    The repurchases will be made in the open market.

         5. Any purchases by affiliates of the Company during this time will be aggregated with purchases made pursuant to the Repurchase Program.

         6. CCBI shall not engage in any repurchases during the periods between the end of a quarter and the availability of financial information for that quarter, which shall be provided to the selling shareholder prior to the repurchase of stock.

         7. CCBI, at its discretion, will determine the timing, quantity, and price of all purchases under the Repurchase Program. Transactions will be made by and under the supervision of CCBI's Chief Executive Officer and President.


Other Considerations

         Treatment of Acquired Shares. Common stock purchased through the Repurchase Program will constitute authorized but unissued shares, as provided by Section 607.0631, Florida Statutes, and such shares will not be reissued without registration or a valid exemption thereto.

         Change in Control. Pursuant to 12 C.F.R. 225, a person shall be determined, subject to rebuttal, to have acquired control of CCBI, and therefore, indirectly of Citizens, if such individual acquires more than 10% of any class of CCBI's voting stock. CCBI, by repurchasing common stock pursuant to its Repurchase Program, will cause the number of shares outstanding to be reduced thereby increasing the percentage ownership of each of its shareholders. Under certain circumstances, a shareholder of CCBI could inadvertently acquire "control" of CCBI as that term is defined in 12 C.F.R. 225(e). Under Part 225, certain transactions are exempt from prior approval of or notice to the Federal Reserve Board. One such exemption is contained in 12 C.F.R. 225.42(b)(2), when the acquisition of control results from a bank holding company's acquisition of its own securities. The issuance of a press release should provide sufficient notice to any of CCBI's shareholders who may inadvertently exceed the 10% threshold as a result of the purchase of common stock pursuant to the Repurchase Program. Notwithstanding, CCBI intends to closely monitor its repurchases and will confirm with its Stock Transfer Agent to determine if any shareholders will become 10% shareholders as a result of a particular repurchase. In such instances, the Company will notify the shareholder(s) in writing of the need to file either a change of control application or rebuttable presumption notice, whichever is appropriate, with the Federal Reserve Board.

         This Repurchase Program will remain in effect until further notice by CCBI. The Repurchase Program may be terminated at any time upon appropriate action by the Board.



                                       CITIZENS COMMUNITY BANCORP, INC.


                             By: /S/ Gregory E. Smith
                                     ----------------
                                     Gregory E. Smith
                                     President




                             By: /S/ Bruce G. Fedor
                                     --------------
                                     Bruce G. Fedor
                                     Corporate Secretary



Dated: February 2, 2000